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                                                                    Exhibit 10.9

                              EXTRA CHEESE, INC.
                                P.O. Box 611165
                        Birmingham, Alabama  35261-1165


May 20, 1996


Papa John's International, Inc.
11492 Bluegrass Parkway
Louisville, Kentucky  40299

Attn:     Mr. Charles W. Schnatter
          Senior Vice President and General Counsel

          Mr. Richard J. Emmett
          Vice President and Senior Counsel

Gentlemen:

     I am writing this letter on behalf of Extra Cheese, Inc. ("Extra Cheese") as well as Textra Cheese Corp., Twice the Cheese, Inc., Easy Cheese, L.L.C., and the other affiliated corporations listed on Exhibit A attached hereto and made a part hereof (all of which are sometimes collectively referred to as the "Affiliates"). This letter is being written to you in connection with my recent discussions and meetings with Chuck Schnatter and Rich Emmett regarding Extra Cheese's "going public," acquisition of additional territory from Papa John's International, Inc. ("PJI") and related matters as set forth in greater detail in this letter. Extra Cheese makes the following proposals to PJI for its consideration; if PJI agrees to the terms set forth in this letter, then PJI and Extra Cheese agree as follows:

     1. PJI hereby consents to Extra Cheese "rolling up" or otherwise acquiring the stock or assets of all or some of the Affiliates, for stock, promissory notes, cash and such other consideration as Extra Cheese may determine, either by way of merger of those Affiliates into Extra Cheese or an affiliate or subsidiary thereof or by other similar type of consolidation, reorganization or purchase of assets.

     Extra Cheese agrees that, if PJI so requires in writing, Papa John's Development Rights and Franchises held by Extra Cheese and all the Affiliates that it acquires shall be regranted directly to Extra Cheese (or a subsidiary), with Extra Cheese having the right to assign those Development and Franchise Rights with respect to each different state, province or commonwealth in which Extra Cheese and its Affiliates operate Papa John's restaurants, to a separate corporation or LLC that operates the restaurants in such state, province or commonwealth, so long as each such separate corporation or LLC is wholly owned, either by Extra Cheese or a subsidiary of Extra Cheese. Any such assignment will not relieve Extra Cheese of any primary liability which may either exist or come into being with regard to any such corporation or LLC.
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Papa John's International, Inc.
May 20, 1996
Page -2-


     2. PJI consents to Extra Cheese "going public" by the offering of a portion of its common stock to the public, in an initial public offering ("IPO") designed to raise an amount of equity capital in the range of $10-30,000,000.
It is anticipated that the proceeds of the IPO will be used for general corporate purposes, and to develop additional Papa John's stores in Extra Cheese's and its Affiliates' existing and new Papa John's territories.

     3. Immediately prior to going public, Extra Cheese shall grant a warrant to PJI to purchase that number of shares of common stock of Extra Cheese that is equal to 7.5% of the total number of shares of common stock of Extra Cheese that are issued and outstanding immediately preceding the IPO, at a price per share equal to the lesser of: (i) $1.00 less than the offering price per Extra Cheese share in the IPO, or (ii) ninety percent (90%) of the price per Extra Cheese share in the IPO. The term of the warrant shall be five (5) years following the date of the IPO. If for any reason the IPO is not consummated within two (2) years of the date on which the warrant is issued to PJI, (i) the warrant shall be cancelled and (ii) the development rights granted to Extra Cheese under Paragraphs 6, 7 and 8 hereof with respect to the Vancouver Territory, Puerto Rico and the Four California Counties shall be automatically cancelled, but such cancellation shall not affect any Papa John's stores that Extra Cheese and/or its Affiliates have opened or have under development in such new territories. The terms of the warrant shall provide that following PJI's exercise of the warrant, PJI shall have "piggyback" registration rights to require that Extra Cheese register with the SEC the shares so acquired by PJI upon exercise of the warrant, with PJI to pay its pro rata share of the costs of such registration, including related legal and other expenses.

     4. There will be no restrictions on when PJI may exercise the warrant, but PJI will agree to the same "lock-up" restriction on the sale of shares so acquired by PJI upon exercise of the warrant as are required by Extra Cheese's underwriters from the principal stockholders, executives and directors of Extra Cheese. Further, if Extra Cheese or its underwriters believe that it is advisable, PJI will agree to a restriction on the sale of the shares so acquired upon PJI's exercise of the warrant, provided that such restrictions shall not last for more than three (3) years after the expiration of the "lock-up" period and so long as such restriction allows PJI to sell 16.66% of the shares acquired by it upon exercise of the warrant in each three (3) month period after expiration of the "lock-up" period.

     5. Extra Cheese will invite John Schnatter or Chuck Schnatter (or another senior executive of PJI who is reasonably acceptable to Extra Cheese) to serve on its Board of Directors following the IPO, for a term of three (3) years, which we very much hope one of them will do, but this is not a requirement of the "deal" from PJI's standpoint.

     6. PJI will grant Extra Cheese the right to develop the City of Vancouver, Canada and surrounding territory (the "Vancouver Territory"). PJI has informed Extra Cheese that a third party may have a claim to the name "Papa John's" in Canada, but that PJI anticipates acquiring
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Papa John's International, Inc.
May 20, 1996
Page -3-


all rights to use the name "Papa John's" in Canada within the next 90 - 180 days. PJI shall give written notice to Extra Cheese promptly after PJI has acquired such rights to the name "Papa John's" in Canada. Extra Cheese shall then have 60 days following the receipt of such written notice from PJI within which to notify PJI whether Extra Cheese intends to develop the Vancouver Territory. If Extra Cheese shall elect to develop the Vancouver Territory, it shall pay the upfront development fees ($5,000) per store for the Vancouver Territory at the time of signing the Development Agreement for such Territory, which shall be within 30 days after such election by Extra Cheese. If PJI is able to serve such additional territory by December 1, 1997, then Extra Cheese will have its first restaurant opened in such new territory by no later than March 31, 1998, and will open an additional eight (8) restaurants every twelve
(12) months (two (2) per quarter) thereafter until the development schedule has been completed.

     7. In addition to the foregoing, PJI will grant Extra Cheese the right to develop the island of Puerto Rico, with the upfront Development Fees for Puerto Rico to be paid to PJI thirty (30) days after the IPO has been completed, and with the first store to be opened by the last to occur of September 15, 1998, or three (3) months after PJI is able to deliver cheese, sauce and related products, to such new territory; if PJI is not able to deliver dough to Puerto Rico, it shall license Extra Cheese or a facility Extra Cheese designates to produce such dough and shall provide it with the appropriate recipes and procedures for the production of such dough, subject to appropriate confidentiality agreements, which recipes and procedures must be complied with in every detail. Beginning January 1, 1999, two (2) stores will be opened each three (3) month period thereafter until Puerto Rico is built out. The terms of the Development Agreement for Puerto Rico shall be PJI's standard Development Agreement now in use.

     8. In addition to the foregoing, PJI will grant Extra Cheese the right to develop approximately twenty-five (25) Papa John's restaurants in the four California counties of Santa Barbara County, Kern County, Ventura County and San Luis Obisbo (the "Four California Counties"), with the upfront development fees for the Four California Counties to be paid to PJI thirty (30) days after the IPO has been completed and with the first store to be opened by the last to occur of December 31, 1997 or six (6) months after PJI is able to serve such Four California Counties with dough, cheese, sauce and related products. Extra Cheese will open an additional two (2) restaurants every calendar quarter thereafter until the development of the twenty-five (25) restaurants has been completed.

     9. The right of Extra Cheese to enter into a new Development Agreement for Vancouver, Puerto Rico and the Four California Counties will be subject to the requirement that Extra Cheese shall have timely and satisfactorily developed and operated restaurants in each of Extra Cheese's markets and those markets of its Affiliates that may have been acquired by Extra Cheese and the markets of any other franchise group acquired by Extra Cheese, and Extra Cheese having employed reasonably satisfactory management and operating personnel to develop and run
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Papa John's International, Inc.
May 20, 1996
Page -4-


its current markets and its additional territories by the time such additional territories are beginning to be developed.

     10. Extra Cheese commits that within thirty (30) days after PJI's acceptance of this letter, it will begin a search for a Director of Development for its and its Affiliates' existing and new territories. We have already employed a Chief Financial Officer.

     11. Extra Cheese and the Affiliates it may acquire shall agree that for a period of three (3) years after the date of PJI's acceptance of this letter, (i) neither Extra Cheese nor the Affiliates it may acquire nor Douglas Stephens or its other senior executive officers shall undertake any other restaurant concepts, other than Papa John's, without PJI's prior approval, and (ii) its directors shall not be actively involved in the actual management of other restaurant concepts, without PJI's approval, but this provision shall not be construed to prevent such directors from being investors in other restaurant concepts.

     12. Subject to the requirements of applicable laws, regulations and rules, Extra Cheese agrees that it will generally follow PJI's lead concerning information to be provided to the public (both in the prospectus and on an ongoing basis).

     13. PJI agrees that the Development Agreements and Franchise Agreements held by, and to be granted in the future to, Extra Cheese (and/or its Affiliates) from PJI shall provide for a grace period of (i) ten (10) days with respect to monetary defaults, (ii) fifteen (15) days with respect to non-monetary (other than development) defaults, (iii) five (5) days for material operational defaults, and (iv) 30 days with respect to opening a Papa John's store pursuant to the applicable development schedule, in the case of (i), (ii) and (iii) after written notice specifying the particular default has been given by PJI to Extra Cheese.

     14. PJI will waive all transfer fees ($3,000 per transaction) with respect to any restaurants acquired from related or unrelated PJI franchisees (including all of the Affiliates) prior to or within twelve (12) months after completion of the IPO.

     15. The term "Extra Cheese," as used in this letter includes both Extra Cheese and PJ America, Inc., a Delaware corporation, or such other corporation as is intended to be the parent corporation of Extra Cheese.

     We greatly appreciate your offer to make available to us the benefit of the information and experiences you have gathered in preparing for and completing your IPO and operating as a public company. Obviously, that type experience will help us by-pass many of the obstacles that hinder, delay and derail transactions of this sort and, I am sure, will prove to be an invaluable aid to us.
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Papa John's International, Inc.
May 20, 1996
Page -5-


     Your cooperation in helping us formulate and finalize these proposals has been indispensable in allowing us to move forward on this front. We believe that we can accomplish these goals and make ourselves into a much stronger and larger Papa John's franchisee and, at the same time, hopefully generate significant profit for PJI from the appreciation of Extra Cheese's stock following the IPO.

     Obviously, in order to prepare to go public and to acquire the additional territories from PJI and construct the new restaurants, Extra Cheese will have to spend and commit substantial dollars and, prior to doing so, we want to make sure that PJI has agreed to and approved this plan. Accordingly, if you are in agreement to the foregoing proposals, please sign this letter where indicated below to indicate your binding legal agreement to this plan and the terms set forth herein. We are proud to be part of the Papa John's family and are very excited about the expansion of Extra Cheese's success to new Papa John's territories. We very much appreciate your consideration of these matters.

                                    Very truly yours,

                                    EXTRA CHEESE, INC.


                                    By: _________________________________
                                        Michael M. Fleishman, Secretary
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Papa John's International, Inc.
May 20, 1996
Page -6-


Agreed to as a legally binding contract:

Papa John's International, Inc.


By:  _______________________________

Title: _____________________________

Date:  __________________, 1996
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Papa John's International, Inc.
May 20, 1996
Page -7-


                                   EXHIBIT A
                                   ---------



MARKET                 ENTITY
- ------                 ------

Alabama                Extra Cheese, Inc.

Birmingham             Twice the Cheese, Inc.

East Texas             Textra Cheese Corp.

Louisiana              Easy Cheese, L.L.C.
                       Easy Cheese Corp.
                       Birmingham EC Corp.

South Carolina         Lottsa Cheese, Corp.

Virginia               P.J.V., Inc.
                       P.J.Va., Inc.

Eastern Ohio           Sherfiz, Inc.
                       Sherfiz II Corp.
                       P.J. Cambridge, Inc.
                       SPJ Operating Corp.

Bowling Green, Ohio    BG Cheese Corp.

Michigan BG Cheese Corp. (a separate Michigan corporation is to be formed in the immediate future)

Mobile, Alabama        Say Cheese, Inc.

Iowa                   PJIowa, LC

Utah                   PJ Utah, L.L.C.